(h)(4)

FORM OF

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

Agreement made the 8th day of November, 1993, and amended and restated on the 16th day of December 1998, further restated on this 30th day of April 2000, and further amended and restated on November 30, 2008, between ING Mayflower Trust (the “Trust”) on behalf of ING International Value Fund (the “Fund,”), and ING Funds Services, LLC (the “Administrator”).

WHEREAS, the Trust is a Massachusetts business trust authorized to issue shares in series and is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Fund is a series of the Trust; and

WHEREAS, ING Investments, LLC (the “Adviser”) serves as investment adviser to the Fund, and the Trust wishes to retain the Administrator to render administrative and other services to the Fund, and the Administrator is willing to render such services to the Fund;

In consideration of the premises, promises and mutual covenants herein contained, it is agreed between the parties as follows:

1. Appointment

The Trust hereby appoints the Administrator to serve as administrator to the Fund for the periods and on the terms set forth herein. The Administrator accepts this appointment and agrees to furnish the services set forth herein for the compensation provided herein.

2. Services as Administrator

A. General Services

Subject to the supervision and direction of the Board of Trustees of the Trust, the Administrator will (a) assist in supervising all aspects of the Funds’ ordinary operations except those performed by the Funds’ Adviser under its investment advisory agreement; (b) furnish such statistical or other factual information, advice regarding economic factors and trends and advice and guidelines as to transactions in specific securities (but without generally furnishing advice or making recommendations regarding the purchase or sale of securities); (c) maintain or supervise, as the case may be, the maintenance by the Adviser or third parties approved by the Trust of such books and records of the Fund as may be required by applicable federal or state law; (d) perform all corporate secretarial functions on behalf of the Fund; (e) provide the Fund with office facilities, assemble and provide statistical and research data, provide data processing, clerical, internal legal, internal executive, administrative and bookkeeping services, and provide stationary and office supplies; (f) supervise the performance by third parties of Fund accounting and portfolio pricing services, internal audits and audits by independent accountants for the Fund; (g) prepare and arrange for the printing, filing and distribution of prospectuses, proxy materials, and periodic reports to the shareholders of the Fund as required by applicable law; (h) prepare or supervise the preparation by third parties approved by the Trust of all federal, state, and local tax returns and reports of the Fund required by applicable law; (i) prepare, update, and arrange the filing of the Funds’ registration statement and amendments thereto and other documents as the Securities and Exchange Commission (the “Commission”) and other federal regulatory authorities may require by applicable law, and oversee compliance under all state regulatory requirements to which the Fund are subject; (j) render to the Board of Trustees of the Trust such periodic and special reports respecting the Funds as the Board may reasonably request; (k) arrange, assemble information and reports for, and attend meetings of the Trustees and the shareholders of the Fund; (l) maintain a fidelity bond as required under the 1940 Act for the Trust and liability insurance for the Trustees and officers of the Trust; and (m) make available its officers and employees to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration of the Fund.

B. Shareholder Servicing

Subject to the supervision and direction of the Board of Trustees, the Administrator will (a) provide customer service to all shareholder accounts, including responding to all telephone inquiries and written correspondence; and (b) maintain records of all broker-dealers holding shareholder accounts in the Fund; and (c) assist broker-dealers in servicing shareholder accounts, including processing broker wire orders for purchases of shares of the Fund.

C. Performance of Duties

All services to be provided by the Administrator under this Agreement may be furnished by any directors, officers or employees of the Administrator or the Administrator may retain the services of any other entity to provide certain administrative duties under the Administrator’s supervision.

The Administrator, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Registration Statement, as amended, of the Fund and with the instructions and directions of the Board of Trustees of the Trust and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations. In performing its shareholder servicing duties listed in subparagraph B herein, the Administrator shall not engage in any activities that would require it to register as a transfer agent under the Securities Exchange Act of 1934.

3. Documents

The Trust has delivered to the Administrator copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a)	Declaration of Trust, as amended, as filed with the Secretary of the Commonwealth of Massachusetts;

(b)	By-laws of the Trust;

(c)	Certified resolutions of the Trustees authorizing the appointment of the Administrator and approving this Agreement on behalf of the Trust and the Fund;

(d)	Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended from time to time (the “Registration Statement”), as filed with the Commission, relating to the Trust and shares of beneficial interest of the Fund and all amendments thereto;

(e)	Notification of Registration of the Trust under the 1940 Act on Form N-8A as filed with the Commission and all amendments thereto;

(f)	as amended from time to time. All references to this Agreement, the Prospectus and Statement of Additional Information shall be to such documents as most recently amended or supplemented and in effect.

4. Directors, Officers and Employees

The Administrator shall authorize and permit any of its directors, officers and employees who may be elected as trustees or officers of the Trust and/or the Fund to serve in the capacities in which they are elected. All services to be furnished by the Administrator under this Agreement may be furnished through such directors, officers or employees of the Administrator.

5. Records

The Administrator agrees that all records which it maintains for the Trust and/or the Fund are property of the Trust and/or the Fund. The Administrator will surrender promptly to the Trust and/or the Fund any such records upon either the Trust’s or the Fund’s request. The Administrator further agrees to preserve such records for the periods prescribed in Rule 31a-2 of the Commission under the 1940 Act.

6. Compensation

In consideration of the services rendered pursuant to Section 2.A. of this Agreement, the Fund will pay the Administrator a fee, computed and accrued daily and payable monthly, at an annual rate of 0.10% of each Fund’s average daily net assets. For the purpose of determining fees payable to the Administrator, the value of the Fund’s average daily net assets shall be computed at the times and in the manner specified in the Prospectus and Statement of Additional Information of the Fund as from time to time in effect.

In consideration of the services rendered pursuant to Section 2.B. of this Agreement, the Administrator shall receive a fee of $5.00 per year per account of each beneficial holder of shares in the Fund, which shall be payable no later than January 31 of the following year.

7. Expenses

The Administrator will bear all expenses in connection with the performance of its services under this Agreement, except that the Administrator will be reimbursed by the Fund for the out-of-pocket costs incurred in connection with this Agreement or by third parties who are performing services as permitted by paragraph 2. The Fund will bear certain other expenses to be incurred in their operation, including: taxes, interest, brokerage fees and commissions, if any; charges of custodians and transfer and dividend disbursing agents; fees and expenses of counsel to the Trustees of the Trust who are not “interested persons” (as such term is defined in the 1940 Act) (the “Non-Interested Trustees”) and any consultants or other persons engaged by or on behalf of the Independent Trustees; fees and expenses of counsel to the Trustees of the Trust who are not “interested persons” (as such term is defined in the 1940 Act) (the “Non-Interested Trustees”) and any consultants or other persons engaged by or on behalf of the Independent Trustees; certain insurance premiums; outside auditing and legal expenses; cost of maintenance of the Funds’ existence; cost attributable to investor services, including without limitation, telephone and personnel expenses; charges of accounting, internal auditing, and pricing of portfolio securities for the Fund, including the charges of an independent pricing service; costs of preparing and printing prospectuses and statement of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders’ reports and meeting of the shareholders of the Funds and of the officers or the Board of Trustees of the Trust; and any extraordinary expenses.

8. Standard of Care

The Administrator shall exercise its best judgment in rendering the services under this Agreement. The Administrator shall not be liable for any error or judgment or mistake of law or for any loss suffered by the Fund or the Funds’ shareholders in connection with the matter to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Administrator against liability to the Fund or to its shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Administrator’s reckless disregard of its obligations and duties under this Agreement. As used in this Section 8, the term “Administrator” shall include any officers, directors, employees, or other affiliates of the Administrator performing services with respect to the Fund.

9. Duration and Termination

This Agreement shall continue in effect unless sooner terminated as provided herein, for two years from the date hereof and shall continue from year to year thereafter, provided each continuance is specifically approved at least annually by a majority of the Board of Trustees of the Trust, including a majority of the Board of Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting such approval. This Agreement is terminable, without penalty, on 60 days’ written notice by the Board of Trustees of the Trust or by vote of holders of a majority of the Funds’ shares, or upon 90 days’ written notice by the Administrator.

10. Service to Other Companies or Accounts

The administrative services of the Administrator to the Fund under this Agreement are not to be deemed exclusive, and the Administrator, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objective and policies are similar to those of the Fund) and to engage in other activities, so long as its services hereunder are not impaired thereby.

11. Assignment

This Agreement may be assigned by either party only upon the prior written consent of the other party.

12. Amendment

This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and shall be binding upon the parties thereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Administrator without the written consent of the Trust.

13. Miscellaneous

(a)	This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(b)	Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way defined, limit extend or describe the scope of this Agreement or the intent of any provisions thereof.

(c)	This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all parties.

(d)	This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the State of Connecticut.

(e)	If any provisions of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be valid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than those as to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

(f)	Notices of any kind to be given to the Administrator by the Trust shall be in writing and shall duly given if mailed or delivered to the Administrator at 40 North Central Avenue, Suite 1200, Phoenix, Arizona 85004, or at such other address or to such individual as shall be specified by the Administrator to the Trust.

(g)	The Administrator, the Trust and the Fund each agree that the name “ING Investments, LLC” is proprietary to, and a property right of, the Administrator. The Trust and the Fund agree and consent that (i) each will only use the name “ING Investments, LLC” as part of its name and for no other purpose, (ii) each will not purport to grant any third party the right to use the name “ING Investments, LLC” and (iii) upon the termination of this Agreement, the Trust and the Funds shall, upon the request of the Administrator, cease to use the name “ING Investments, LLC” and shall use its best efforts to cause its officers, trustees and shareholders to take any and all actions which the Administrator may request to effect the foregoing.

(h)	The Declaration of Trust, establishing the Trust, , together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name “ING Mayflower Trust” refers to the Trustees under the Declaration collectively as trustees, but not individually or personally; and no Trustee, shareholder, officer, employee or agent of the Trust and/or the Fund may be held to any personal liability, nor may resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the Trust property only shall be liable.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year set forth above.

ING MAYFLOWER TRUST

By:
Kimberly A. Anderson
Senior Vice President

ING INVESTMENTS, LLC

By:
Todd Modic
Senior Vice President

SCHEDULE OF APPROVALS

with respect to the

AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

between

ING MAYFLOWER TRUST

and

ING FUNDS SERVICES, LLC

Funds	Annual Administrative Fee (as a percentage of average daily net assets)
ING International Value Fund	0.10%